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                                                    EXHIBIT (10)L



                      McKESSON CORPORATION


       1985 DIRECTORS' ELECTIVE DEFERRED COMPENSATION PLAN












































                                   Amended as of October 27, 1993
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                      McKESSON CORPORATION
       1985 DIRECTORS' ELECTIVE DEFERRED COMPENSATION PLAN


A.   PURPOSE

     This Plan is established to further enhance the Company's ability to attract and retain Directors.

B.   PARTICIPATION

     1.   Eligibility to Participate.  Each Director of the
Company who is not a Company employee may participate in this Plan ("Eligible Directors").

     2. Election to Participate by Eligible Directors. Each Eligible Director may become a Participant in the Plan by electing to defer compensation in accordance with the terms of this Plan. An election to defer shall be in writing, shall be irrevocable, and shall be made at the time and in the form specified by the Administrator. On electing to defer compensation under this Plan, the Eligible Director shall be deemed to accept all of the terms and conditions of this Plan.

          Except for the amounts deferred in 1985, all elections to defer amounts under this Plan shall be made pursuant to an election executed and filed with the Administrator before the Year in which the amount deferred is earned. All elections to defer 1985 compensation shall be executed and filed with the Administrator no later than September 15, 1985, or on any later date in 1985 (no later than September 22, 1985), if the election is to defer 1985 compensation earned after such later date. All elections to defer 1986 compensation shall be executed and filed with the Administrator no later than September 22, 1985.

     3. Notification of Participants. The Administrator shall annually notify each Eligible Director that he or she may participate in the Plan for the next Year, and shall notify each Eligible Director of the maximum and minimum amounts of compensation that may be deferred under the Plan.

     4. Relation to Other Plans. An Eligible Director may participate in this Plan and may also participate in the McKesson Corporation Directors' Deferred Compensation Plan. No amounts may be deferred under this Plan which have been deferred under the McKesson Corporation Directors' Deferred Compensation Plan or any other plan of the Company.

C.   AMOUNTS OF DEFERRAL

     1. Minimum Deferral. The minimum amount of compensation that may be deferred by an Eligible Director under this Plan for 1985 is an amount equal to the retainer payment to a Director in

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December 1985.  The minimum amount that an Eligible Director may defer for 1986 and later Years is $10,000.

     2.   Maximum Deferral.

          a. 1985. The maximum amount of compensation which an Eligible Director may defer under this Plan for 1985 shall be his or her fees from the Company for meetings of the Board held on or after September 16, 1985 and through and including December 31, 1985 and the retainer payment made to him or her in December 1985.

          b. Years After 1985. The maximum amount of compensation which an Eligible Director may defer under this Plan for any Year after 1985 is the amount of any fees from the Company earned by him or her in any such Year.

D.   PAYMENT OF DEFERRED COMPENSATION

     1. Book Account and Interest Credit. Compensation deferred by an Eligible Director under the Plan shall be credited to a separate bookkeeping account for such Eligible Director (the "Account"). (Separate Accounts or sub-Accounts may be established for each Year for which the Eligible Director elects to defer compensation.) Interest shall be credited to each Account for each Year at a rate equal to 6% plus the Moody's Corporate Bond Yield Average--Monthly Average Corporates as published by Moody's Investors Service, Inc. (or any successor thereto) for December of each Year prior to the Year in which such interest rate is credited. Each Account balance shall be compounded monthly, in a consistent manner as determined by the Administrator, at the appropriate rate of interest provided under the Plan.

     2.   Length of Deferral.

          a. Basic Deferral Period. An Eligible Director shall elect in writing, and file with the Administrator, at the same time as such Eligible Director makes any election to defer compensation, the period of deferral with respect to such election. Payment of amounts deferred and interest credited thereon shall not begin before age 65 and may begin as late as age 73, subject to the minimum required period of deferral, which is 5 years.

          b. Interim Distributions. An Eligible Director may elect to have up to 50% of the amount of compensation deferred in any Year, plus credited interest, paid to him or her prior to age
65. No election made pursuant to this paragraph may provide for payments of deferred compensation and interest credited thereon until at least 5 years from the date of the deferral which is the subject of the election.

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               Any election under this paragraph shall be made in
writing and filed with the Administrator at the same time as any election to defer compensation.

          c. Alteration of Election. Once an election to defer compensation is made, the Eligible Director may alter the timing of receipt of such deferred compensation, provided that such alteration is made at least one year prior to the earliest date the Eligible Director could have received distribution of the deferred compensation under a previous election and does not provide for the receipt of such amounts earlier than one year from the date of the alteration.

          d. Benefits Payable on Death. See Section E for the payment of benefits on death of a Participant.

     3.   Method of Payment.

          a. Election. An Eligible Director shall elect in writing, and file with the Administrator, at the same time as any election to defer compensation, a method of payment of benefits under the Plan.

          b. Alternative Methods Available--Basic Deferral Period. The following methods of benefit payment may be elected by an Eligible Director for amounts payable after deferral under paragraph a. of Section D.2, relating to the basic deferral period:

               (i)  Payment of amounts credited to the
Participant's Account in any specified number of approximately equal annual installments (not in excess of 10). In the case of installment payments, interest at the appropriate rate shall be credited on all amounts remaining in a Participant's Accounts.

               (ii) Payment of the amount credited to the Participant's Account in a single sum.

          c.   Alternative Methods Available--Interim
Distributions. The following methods of benefit payment may be elected by an Eligible Director for interim distributions under paragraph b., Section D.2:

               (i)  Payment in any specified number of
approximately equal annual installments (not in excess of 10).
In the case of installment payments, interest at the appropriate rate shall be credited on all amounts remaining in a Participant's Accounts.

               (ii) Payment in a single sum.

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     4.   Date Payments Begin.

          a.   After Basic Deferral Period.  Payments shall begin
(or, in the case of payments to be made in a single sum, shall be made) on the first day of the month after the basic deferral period ends under paragraph a. of Section D.2.

          b. Interim Distributions. Payments shall begin (or, in the case of payments to be made in a single sum, shall be made) on the date previously elected by the Participant for interim distributions.

E.   BENEFITS ON DEATH

     1.   Death After Payments Have Begun.

          a. Basic Deferral. If a Participant dies after payments from his or her Account have begun (not taking into account interim distributions under paragraph b. of Section D.2), and if installment payments are being made, the remainder of the amounts credited to the Participant's Account shall be paid to his or her Beneficiary at the same time and in the same manner as they would have been paid had the Participant survived until all amounts were paid out. If installment payments have not been elected, amounts shall be paid as provided for under any other form of benefit payment elected.

          b. Interim Distributions. If a Participant dies after interim distributions under paragraph b. of Section D.2 have begun, the interim distributions shall be paid to the Participant's Beneficiary at the same time and in the same manner as they would have been paid had the Participant survived.

     2. Death Before Payments Have Begun. If a Participant dies before payments (except interim distributions) have begun, the amount credited to his or her Account shall be paid to his or her Beneficiary beginning at the time payments would have been made under paragraph a. of Section D.2 (relating to basic deferrals) or at such earlier time as the Participant elected. Elections shall be made in writing and filed with the Administrator at the time of any election to defer compensation. Benefits shall be paid in one of the methods specified in paragraph b. of Section D.3. The Administrator, at his or her discretion, may distribute all benefits to a Beneficiary in a single sum if the present value of the benefits payable to a Participant or Beneficiary is less than $5,000.

     3. Designation of Beneficiary. A Participant may designate any person or entity as his or her Beneficiary, but may not designate more than one person or any person that is not a natural person without the approval of the Administrator.
Designation shall be in writing and shall become effective only when filed with (and, if appropriate, approved by) the

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Administrator.  Such filing must occur before the Participant's death. A Participant may change the Beneficiary, from time to time, by filing a new written designation with (and, if appropriate, approved by) the Administrator. If the Participant is married, any Beneficiary designation shall only become effective when approved in writing by the Participant's spouse.

F.   SOURCE OF PAYMENT

     Amounts paid under this Plan shall be paid from the general funds of the Company, and each Participant and his or her Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary, or create any fiduciary relationship between the Company and any Participant or Beneficiary with respect to any assets of the Company.

G.   MISCELLANEOUS

     1. Withholding. Each Participant and Beneficiary shall make appropriate arrangements with the Company for the satisfaction of any federal, state, or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

     2. No Assignment. The benefits provided under this Plan may not be alienated, assigned, transferred, pledged, or hypothecated by any person, at any time. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions.

     3. Insurance Examinations. As a condition of participation in this Plan, each Eligible Director shall, if requested by the Company, undergo such examination and provide such information as may be required by the Company with respect to an insurance contract on the Eligible Director's life, and shall authorize the Company to purchase life insurance on his or her life.

     4. Applicable Law; Severability. The Plan hereby created shall be construed, administered, and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective.

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H.   ADMINISTRATION OF THE PLAN

     1. In General. The Plan Administrator shall be the Vice President, Human Resources of the Company. The Board has the authority and responsibility to interpret the Plan and shall adopt such rules and regulations for carrying out the Plan as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties who have or claim any interest in the Plan.

     2. Elections and Notices. All elections and notices made under this Plan shall be in writing and filed with the Administrator at the time and in the manner specified by him or her. All elections to defer under this Plan shall be irrevocable.

I.   AMENDMENT OR TERMINATION OF THE PLAN

     A majority of the Inside Directors may at any time amend the Plan. Such action shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under the Plan. A majority of the Inside Directors may increase or decrease the interest rate credited to compensation previously deferred, but the rate shall not be reduced for periods prior to such action and shall not be reduced below the interest rate specified in Section D.1, less 6 percentage points per annum. A majority of the Inside Directors may at any time terminate the Plan; thereupon compensation previously deferred plus interest credited thereon shall promptly be paid, on termination, in single sums to the respective Participants or Beneficiaries entitled thereto.

J.   DEFINITIONS

     For purposes of the Plan, the following terms shall have the meanings indicated:

     1.   "Account" means the Account specified in Section D.1.

     2. "Administrator" shall mean the person specified in Section H.

     3. "Beneficiary" shall mean the person or entity described in Section E.3.

     4.   "Board" shall mean the Board of Directors of McKesson
Corporation.

     5. "Company" shall mean McKesson Corporation and any subsidiary in which it owns at least 50% of the issued and outstanding stock.

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     6.   "Director" shall be a member of the Board of Directors
of McKesson Corporation.

     7.   "Effective Date" shall be September 4, 1985.

     8. "Eligible Director" shall mean a Director eligible to participate in this Plan under Section B.

     9.   "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

     10. "Inside Directors" shall mean Directors who are not Eligible Directors.

     11. "Participant" shall be any Director for whom amounts are credited to an Account under this Plan. Upon his or her death, his or her Beneficiary shall be a Participant until all amounts are paid out of his or her Account.

     12.  "Plan" shall mean the McKesson Corporation Directors'
Elective Deferred Compensation Plan.

     13.  "Year" is the calendar year.



     Executed as of October 27, 1993, in the City and County of San Francisco, State of California.


                   McKESSON CORPORATION


                   By:  ____________________________________________________
                        William A. Armstrong
                        Vice President, Human Resources and Administration

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